                                                                      EXHIBIT 12

                            DUKE CAPITAL CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

                                          12 Months Ended
                           --------------------------------------------
                            Dec 31, Dec 31,  Dec 31,  Dec 31,  Dec 31,
                             1997a    1996a    1995a   1994a   1993a
                           -------- -------- -------- -------- --------
Earnings Before Income
 Taxes..................   $ 636.9  $ 651.1  $ 572.3  $ 448.5  $ 321.6
Fixed Charges...........     234.7    253.6    264.2    263.2    298.5
                           -------  -------  -------  -------  -------
    Total...............   $ 871.6  $ 904.7  $ 836.5  $ 711.7  $ 620.1
                           =======  =======  =======  =======  =======
Fixed Charges
 Interest on debt.......   $ 224.3  $ 237.5  $ 252.9  $ 253.2  $ 289.2
 Interest component of
  rentals...............      10.4     16.1     11.3     10.0      9.3
                           -------  -------  -------  -------  -------
    Fixed Charges.......   $ 234.7  $ 253.6  $ 264.2  $ 263.2  $ 298.5
                           =======  =======  =======  =======  =======
Ratio of Earnings to
 Fixed Charges..........       3.7      3.6      3.2      2.7      2.1

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a Financial information reflects accounting for the combination with PanEnergy as a pooling of interests. As a result, the financial information gives effect to the combination as if it had occurred on January 1, 1993.